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Exhibit 10.21

FIRST AMENDED EMPLOYMENT AGREEMENT

        This First Amended Employment Agreement (this "Agreement") is entered into by and between Thomas Group. Inc. ("Thomas Group" or the "Company"), a Delaware corporation, and John R. Hamann ("Mr. Hamann") (the signatories to this Agreement shall be referred to jointly as the "Parties") as of December 21, 2002, to amend, modify and restate the terms and conditions of that certain Employment Agreement executed by and between Mr. Hamann and Thomas Group on or about January 12, 2001 (the "Employment Agreement").

        WHEREAS, Mr. Hamann is presently serving as the President and Chief Executive Officer of Thomas Group, reporting to the Board of Directors, and is an integral part of its management team who participates in the decision-making process relative to short and long-term planning and policy for Thomas Group; and

        WHEREAS, Thomas Group determined that it would be in the best interests of Thomas Group and its stockholders to assure continuity in the management of Thomas Group's operations by entering into an amended employment agreement to retain the services of Mr. Hamann; and

        WHEREAS, the Parties entered into an Employment Agreement on or about January 12, 2001 and the Parties have decided to amend, modify and restate the Employment Agreement; and

        WHEREAS, Thomas Group wishes to assure itself of the continued and valuable services of Mr. Hamann, and Mr. Hamann is willing to remain employed by Thomas Group, upon the terms and conditions set forth in this First Amended Employment Agreement.

        NOW, THEREFORE, in consideration of the premises and the obligations undertaken by the Parties herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Thomas Group and Mr. Hamann agree as follows:

        1.    Novation and Settlement of Rights. In exchange for the promises set forth herein, Mr. Hamann agrees that (a) except as otherwise provided below, this Agreement will replace any existing employment agreement between the Parties and, thereby, acts as a novation, (b) all Confidential Information (as defined herein) or Work Product (as defined herein) developed by Mr. Hamann during past employment with Thomas Group and all goodwill developed with the Company's clients, customers and other business contacts by Mr. Hamann during past employment with the Company is now the exclusive property of the Company, and (c) that all of the Confidential Information and specialized training received by Mr. Hamann during past employment with Company will be used only for the benefit of Thomas Group as described above, whether previously so agreed or not. Mr. Hamann waives and releases any claim or allegation that he should be able to use client and customer goodwill, specialized Company training, or Work Product, or Confidential Information, that was previously received or developed by him while working for Thomas Group for the benefit of any competing person or entity.

        2.    Definitions. The defined terms used in this Agreement shall have the meanings ascribed to them in this Section 2.

          2.1  Board of Directors. "Board" or the "Board of Directors" shall mean the Board of Directors of Thomas Group or any committee of the Board empowered to act or make decisions or determinations with respect to this Agreement.

          2.2  Cause. "Cause" shall mean that any of the following: (a) Mr. Hamann has engaged in any act of gross misconduct that is injurious to Thomas Group or its business: (b) any act by Mr. Hamann of dishonesty, misconduct, fraud, misappropriation, embezzlement, theft, moral turpitude or the like; (c) the refusal by Mr. Hamann to perform the duties or responsibilities assigned to him by the Company, or the dereliction of duty by Mr. Hamann; or (d) a material breach of this Agreement by Mr. Hamann or a violation of any material provision of this Agreement by Mr. Hamann.

          2.3  Change in Control. A "Change in Control" shall occur if any of the following occurs:

            (a)  if any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing (i) with respect to options granted pursuant to the 1992 Stock Option Plan, 50 percent or more of the combined voting power of the Company's then outstanding securities, or (ii) with respect to options granted pursuant to the 1997 Stock Option Plan, 20% or more of the combined voting power of the Company's then outstanding securities, or (iii) with respect to Section 5.2(a) hereof, 40% or more of the combined voting power of the Company's then outstanding securities; provided, however, that the term "Person" shall not include (A) the Company, (B) any employee benefits plan of the Company, (C) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (D) a Subsidiary (as that term is defined in the 1997 Stock Option Plan) of the Company of a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company, (E) any other person whose acquisitions of shares of voting securities is approved in advance by a majority of the Continuing Directors (as that term is defined in the 1997 Stock Option Plan), or (F) General John T. Chain, Jr. or Edward P. Evans;

            (b)  if individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute more than 50 percent of the members of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then constituting the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board;

            (c)  if stockholders of the Company approve a merger, consolidation, or reorganization of the Company with or into another corporation or other legal person and, as a result of such merger, consolidation or reorganization, (i) with respect to options granted pursuant to the 1992 Stock Option Plan, less than 51% of the combined voting power of the then outstanding securities of the remaining corporation or legal person or its ultimate parent immediately after such transaction is owned by persons who were stockholders of the Company immediately prior to such merger, consolidation, or reorganization, or (ii) with respect to the options granted pursuant to the 1997 Stock Option Plan, if, as a result of such transaction, the holders of the Company's Common Stock immediately prior to such transaction do not have the same proportionate ownership of the common stock of the surviving entity immediately after such transaction;

            (d)  if stockholders of the Company approve a sale or disposition of all or substantially all of the Company's assets to any other corporation or other legal person and, (i) with respect to options granted pursuant to the 1992 Stock Option Plan as a result of such sale, less than 51% of the combined voting power of the then outstanding securities of such corporation or legal person or its ultimate parent immediately after such transaction is owned by persons who were stockholders of the Company immediately prior to such sale or disposition, or (ii) with respect to the options granted pursuant to the 1997 Stock Option Plan, if, as a result of such transaction, the holders of the Company's Common Stock immediately prior to such transaction do not have the same proportionate ownership of the common stock of the surviving entity immediately after such transaction;

            (e)  if stockholders of the Company approve a plan of liquidation or dissolution of the Company;

            (f)    with respect to options granted under the 1992 Stock Option Plan, a public announcement is made of a tender or exchange offer by any Person for fifty percent or more of the outstanding Voting Securities of the Corporation, and the Board of Directors approves or fails to oppose that tender or exchange offer in its statements in Schedule 14D-9 under the Exchange Act; or

            (g)  with respect to options granted pursuant to the 1997 Stock Option Plan, if, in a Title 11 Bankruptcy Proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

          2.4  Common Stock. "Common Stock" shall mean the common stock of Thomas Group, par value $.01 per share.

          2.5  Disability. "Disability" shall mean the inability of Mr. Hamann to perform his material managerial duties and responsibilities as contemplated under Section 3 during his employment with Thomas Group, with or without a reasonable accommodation, for a consecutive period of three (3) months or a non-consecutive period of six (6) months within any twelve- (12) month period. The Company will comply with the requirements of the Americans with Disabilities Act with respect to attempting to reach a reasonable accommodation. The existence of Disability and the date of commencement of Disability shall be determined in accordance with Section 6.1(e).

          2.6  Good Reason. "Good Reason" shall mean Mr. Hamann's decision to terminate his employment under this Agreement if Thomas Group or any successor commits any material breach of this Agreement, or diminishes Mr. Hamann's Base Salary (as defined herein) below $425,000, or diminishes Mr. Hamann's duties and responsibilities below those of President and Chief Executive Officer, or at any time within one hundred and eighty (180) days following a Change of Control.

          2.7  Term of Employment. "Term of Employment" shall mean the period of time commencing on December            , 2002 and continuing until January 12, 2004; provided, however, that Mr. Hamann and Thomas Group can agree, in writing, to extend the Term of Employment.

        3.    Employment. Thomas Group agrees to employ Mr. Hamann and Mr. Hamann accepts employment by Thomas Group as President and Chief Executive Officer of Thomas Group for the Term of Employment on the terms and conditions and for the compensation set forth in this Agreement. Subject to the authority of the Board of Directors, Mr. Hamann shall be responsible for the overall operations of Thomas Group in the ordinary course of its business with all such powers as may be reasonably incident to such responsibilities as its President and Chief Executive Officer. Mr. Hamann shall devote his full time and effort to the discharge of his duties as Thomas Group's President and Chief Executive Officer.

        4.    Compensation and Benefits During the Term of Employment.

          4.1  Base Compensation. Mr. Hamann shall receive base compensation ("Base Salary") in the amount determined by the Nominating, Corporate Governance and Compensation Committee of the Board of Directors (the "Compensation Committee"). The amount of Mr. Hamann's Base Salary shall initially be $425,000 annually and shall be reviewed annually by the Compensation Committee, no later than March 30 of each year. Thomas Group shall pay Base Salary to Mr. Hamann in equal monthly installments. Mr. Hamann understands and agrees that he is an exempt employee as that term is applied for purposes of Federal or State wage and hour laws, and further understands that he shall not be entitled to any compensatory time off or other compensation for overtime

          4.2  Incentive Compensation Arrangement. In further consideration of Mr. Hamann's performance of services under Section 3, Thomas Group agrees to compensate Mr. Hamann under the incentive compensation arrangement as approved by the Board. The computation of annual incentive compensation will be based upon the audited financial results of Thomas Group. Thomas Group shall pay the incentive compensation to Mr. Hamann within fifteen (15) days following completion of an audit of Thomas Group's financial statements by the Company's certified public accountants, and no later than April 15 of each year. Mr. Hamann must be on the Company's active payroll on April 15 of the year in question in order to be eligible to receive an award.

          4.3  Travel Costs. Thomas Group shall reimburse Mr. Hamann for all reasonable travel costs incurred by Mr. Hamann in connection with Thomas Group's business, together with all other reasonable business expenses of Mr. Hamann in performing his duties.

          4.4  Automobile Expenses. Thomas Group shall provide Mr. Hamann a monthly car allowance in the amount of $1,400.

          4.5  Insurance; Benefit Plan Participation. Mr. Hamann shall be entitled to participate in Thomas Group's 401(k) and deferred compensation plans, subject to the terms and conditions of such plans. Thomas Group also shall provide medical, disability and life insurance coverage to Hamann on the terms and conditions of each of the plans Thomas Group maintains. Thomas Group will purchase term insurance covering Hamann, payable to Hamann's designated beneficiaries (or to his estate) in the case of death while in the employment of Thomas Group. Such term insurance will have a face value of $1 million, and Thomas Group will pay the annual premiums so long as Hamann is employed by Thomas Group.

          4.6  Stock Options. During his employment with the Company, Thomas Group has granted or will grant to Mr. Hamann options to purchase 300,000 shares of Thomas Group Common Stock. Such options have been and will be granted in three tranches: (i) 100,000 on January 12, 2001, (ii) an additional 100,000 on January 12, 2002, and (iii) an additional 100,000 on January 12, 2003. Each grant will have a one-year vesting period. At the discretion of the Compensation Committee, additional options may be granted on each anniversary date of this Agreement. The exercise price for each option shall be 100% of the fair market value of the Common Stock on the date of grant.

        5.    Term of the Agreement. The term of this Agreement, unless terminated sooner pursuant to Section 6, shall be for the Term of Employment.

        6.    Termination; Disability; Death; Change in Control.

          6.1  Basis. Mr. Hamann's employment under this Agreement may be terminated as described in this Section 6.1. In the event that Mr. Hamann's employment is terminated, Mr. Hamann shall be entitled to receive the benefits described in Section 6.2 that correspond with the manner of such termination.

          (a)  Termination Without Cause. Thomas Group may terminate Mr. Hamann's employment without Cause by written notice to Mr. Hamann to that effect. Unless otherwise specified in the notice, such termination shall be effective immediately.

          (b)  Termination With Cause. Thomas Group may terminate the employment of Mr. Hamann for Cause by written notice to Mr. Hamann to that effect. Unless otherwise specified in the notice, such termination shall be effective immediately.

          (c)  Good Reason. Upon the occurrence of an event constituting Good Reason as described in Section 2.6, Mr. Hamann may terminate his employment for Good Reason within thirty (30) days of the occurrence of the event upon provision of written notice to Thomas Group. If the occurrence or the effect of the occurrence of the event described in Section 2.6 may be cured, Thomas Group shall have the opportunity to cure any such occurrence or effect for a period of thirty (30) days following receipt of Mr. Hamann's termination notice. The right of Mr. Hamann to terminate his employment for Good Reason under this Section 6.1(c) shall not limit Thomas Group's ability to terminate Mr. Hamann for Cause under Section 6.1(b), if Cause is determined to exist prior to the time Mr. Hamann delivers to Thomas Group his written notice of termination for Good Reason.

          (d)  Without Good Reason. Mr. Hamann may voluntarily terminate his employment without Good Reason upon written notice to Thomas Group to that effect.

          (e)  Disability. Mr. Hamann or Thomas Group may terminate Mr. Hamann's employment by reason of Disability immediately upon written notice to the other party to that effect. If the parties are unable to agree as to the existence of Disability or as to the date of commencement of Disability, each of Mr. Hamann and Thomas Group shall select a physician licensed to practice medicine in the United States and the determination as to any such question shall be made by such physicians; provided, however, that if such two physicians are unable to agree, they shall mutually select a third physician licensed to practice medicine in the United States and the determination as to any such question shall be made by a majority of such physicians. Any determination made by such physicians in accordance with the provisions of the immediately foregoing sentence shall be final and binding on the Parties. Mr. Hamann agrees to submit to any and all reasonable medical examinations or procedures and to execute and deliver any and all consents to release of medical information and records or otherwise as shall be reasonably required by any of the physicians selected in accordance with this Section 6.1(e). Unless otherwise specified in the notice, such termination shall be effective immediately.

          (f)    Death. This Employment Agreement shall automatically terminate as of the date of Mr. Hamann's death.

          (g)  Change in Control. Following a Change in Control, Mr. Hamann shall be required to continue his employment under this Agreement for ninety (90) days after the date of such Change in Control, unless his employment is terminated sooner by Thomas Group as set forth in Section 6.1(h). In the event that Mr. Hamann decides to resign or otherwise voluntarily terminate his employment following the occurrence of a Change in Control, Mr. Hamann may do so by giving written notice to Thomas Group to that effect on or before one hundred and eighty (180) days after the occurrence of the Change in Control. If Mr. Hamann does not give such notice to Thomas Group, this Agreement will remain in effect; provided, however, that the failure of Mr. Hamann to terminate this Agreement following the occurrence of a Change in Control shall not be deemed a waiver of Mr. Hamann's right to terminate his employment upon a subsequent occurrence of a Change in Control in accordance with the terms of this subsection. Mr. Hamann acknowledges and agrees that the transaction between the Company, on the one hand, and Jack Chain and Ned Evans, on the other, consummated during 2002, does not constitute a Change of Control under this Agreement.

          (h)  Notwithstanding that Mr. Hamann has given notice of termination pursuant to Section 6.1(g), Thomas Group may, in its sole discretion, thereafter require Mr. Hamann to terminate his employment prior to the expiration of the applicable notice period.

          6.2  Benefits Upon Termination. Mr. Hamann shall receive the benefits described in this Section 6.2 that corresponds with the manner of termination of Mr. Hamann's employment under Section 6.1.

          (a)  Without Cause. In the event Thomas Group terminates Mr. Hamann's employment without Cause, Mr. Hamann shall be entitled to the compensation and/or benefits set forth on Exhibit "A;" provided, however, that Mr. Hamann shall execute a general release and separation agreement in a form acceptable to the Thomas Group prior to the payment of any severance compensation under this Section 6.2(a). In the event of a Termination Without Cause under Section 6.1, Mr. Hamann agrees and understands that all of his obligations and agreements under Section 7 below (including, without limitation, Mr. Hamann's obligations concerning confidential information, non-competition and non-solicitation, and Mr. Hamann's agreement to execute a general release and separation agreement) shall continue in full force and effect in the manner and on the terms set forth herein.

          (b)  With Cause. In the event Mr. Hamann's employment is terminated with Cause, no further payments or benefits shall be paid or provided by Thomas Group to Mr. Hamann except for reimbursement for expenses incurred prior to the date of termination, or the payment of incentive compensation that has become due and payable to Mr. Hamann on or before the date of such termination under Section 4.2. In addition, Mr. Hamann shall be entitled to exercise any vested but unexercised stock options for a period of ninety (90) days following the effective date of the termination for Cause, and if any such options remain unexercised upon the expiration of such 90-day period, they shall be determined forfeited.

          (c)  Good Reason. In the event Mr. Hamann terminates his employment for Good Reason, Mr. Hamann shall be entitled to the compensation and/or benefits set forth on Exhibit "A," unless Mr. Hamann terminates his employment for Good Reason within one hundred and eighty (180) days following a Change in Control, in which event the compensation and/or benefits of 6.2(g) shall apply.

          (d)  Without Good Reason. In the event Mr. Hamann terminates his employment without Good Reason pursuant to Section 6.1(d), Mr. Hamann shall be entitled to the benefits or payments provided for in Section 6.2(b).

          (e)  Disability. In the event that Mr. Hamann's employment is terminated by reason of Disability, Mr. Hamann shall be entitled to the payments and benefits set forth on Exhibit I. Additionally, Mr. Hamann or the estate, beneficiary or legal representative of Mr. Hamann shall be entitled to disability benefits available under benefit plans maintained by the Company at the time of such Disability.

          (f)    Death. In the event Mr. Hamann's employment is terminated by reason of his death, Thomas Group shall not be required to make any payments or provide any benefits, except for (a) reimbursement for expenses incurred prior to such termination date and (b) payment of incentive compensation that has become due and payable to Mr. Hamann on or before the date of such termination under Section 4.2, provided, however, that nothing contained herein shall limit or diminish any rights of Mr. Hamann' s estate or any other person to payments under any life insurance policy maintained by Thomas Group for the benefit of Mr. Hamann or his beneficiaries or any health, disability or other benefit plan provided pursuant to Section 4.5, in each case in accordance with the terms of such plan. If Mr. Hamann's employment is terminated by reason of his death, the benefits provided under this Section 6.2(f) shall be paid to the beneficiary or beneficiaries designated in writing by Mr. Hamann and delivered to an officer/manager of Thomas Group; however, if no such beneficiary designation is made by Mr. Hamann during his lifetime, the benefits hereunder shall be paid to his estate. In addition, Mr. Hamann' s estate shall be entitled to exercise any vested but unexercised stock options for a period of one hundred eighty (180) days following the date of Mr. Hamann's death, and if any such options remain unexercised upon the expiration of such 180-day period, they shall be determined forfeited.

          (g)  Change in Control. In the event Mr. Hamann's employment is terminated as provided in Section 6.1(g) following the occurrence of a Change in Control, Mr. Hamann shall be entitled to the payments and benefits provided herein.

            (i)    Severance Benefits. If, within twenty four (24) months of the effective date of a Change of Control, Mr. Hamann's employment is terminated by the Company without cause or by Mr. Hamann, for Good Reason, Mr. Hamann shall, within thirty (30) days following the date of termination and receipt by the Company of a signed release of any claims against the Company in a form acceptable to the Company, receive the following severance benefits: (a) the Company shall pay Mr. Hamann a lump sum amount equal to two (2) times the sum of his Base Salary as set or approved by the Board, plus an additional amount equal to the greater of two (2) times the incentive compensation actually paid to Mr. Hamann for the Company's prior Fiscal Year or two times the target incentive compensation for the current Fiscal Year, such lump sum payment to be subject to applicable tax withholdings; and (b) the vesting and exercisability of all unvested, outstanding options to purchase Common Stock then held by Mr. Hamann shall be fully accelerated.

            (ii)  Tax Gross-up Payment. In the event it shall be determined, either by the Company or by a final determination of the Internal Revenue Service, that any payment, distribution or benefit by or from the Company to or for the benefit of Mr. Hamann pursuant to Section 6.2(g)(i) or otherwise (the "Payment") would cause Mr. Hamann to become subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Company shall pay to or for the benefit of Mr. Hamann, within the later of ninety (90) days of the termination date of Mr. Hamann's employment or ninety (90) days of the date of determination referred to above, an additional amount (the "Gross-Up Payment") in an amount that shall fund the payment by Mr. Hamann of any Excise Tax on the Payment, as well as any income taxes imposed on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to taxes on the Gross-Up Payment or any Excise Tax. For purposes of determining the amount of the Gross-Up Payment, Mr. Hamann shall be deemed to pay federal, state and local income taxes at the highest nominal marginal rate of such federal, state and local income taxation in the calendar year in which the Gross-Up Payment is due, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that Excise Tax is subsequently determined to be less than the amount taken into account to determine the amount of the Gross-Up Payment, then Mr. Hamann shall repay to the Company at that time the portion of the Gross-Up Payment attributable to such reduction (plus an amount equal to any tax reduction, whether of the Excise Tax, any applicable income tax, or any applicable employment tax, which Mr. Hamann has received as a result of such initial repayment). In the event that the Excise Tax is subsequently determined, whether by the Company or by a final determination of the Internal Revenue Service, to be more than the amount taken into account to determine the amount of the Gross-Up payment, then the Company shall pay to Mr. Hamann an additional amount, which shall be determined using the same methods as were used for calculating the Gross-Up Payment, with respect to such excess. For purposes of this Section 4(b), a determination of the Internal Revenue Service as to the amount of Excise Tax for which Mr. Hamann is liable shall not be treated as final until the time that either (i) the Company agrees to acquiesce to the determination of the Internal Revenue Service or (ii) the determination of the Internal Revenue Service has been upheld in a court of competent jurisdiction and the Company decides not to appeal such judicial decision or such decision is not appeasable. If the Company chooses to contest the determination of the Internal Revenue Service, then all costs, attorneys' fees, charges assessed and other expenses shall be borne and paid when due by the Company.

        7.    Restrictive Covenants; Work Product; Confidentiality.

          7.1  Restrictive Covenants. Without the prior written consent of Thomas Group, Mr. Hamann shall not:

            (a)  During employment with Thomas Group and for a period of eighteen (18) months following termination of employment, engage in or perform services for a Competing Business. For purposes of this Agreement a "Competing Business" is one which provides the same or substantially similar products and services as those provided by Thomas Group during Mr. Hamann's employment, including but not limited to management consulting services to improve the cycle time of business processes of any business organization. This restriction is limited to the geographic area(s) in which Mr. Hamann performed services for Thomas Group, including, but not limited to, the area within a 50-mile radius of any office or facility of Thomas Group.

            (b)  During employment with Thomas Group and for a period of eighteen (18) months following the termination of employment, solicit business from, attempt to do business with, or do business with any client of Thomas Group with whom Thomas Group did business within the preceding twelve (12) months, and with whom Mr. Hamann became acquainted as a result of his employment with Thomas Group. This restriction applies also to prospective clients of Thomas Group for whom Thomas Group has performed an analysis or assessment. This restriction applies only to business that is in the scope of a Competing Business as defined in this Agreement. The geographic area for purposes of this restriction is the area where the client/prospective client is located and/or does business.

            (c)  For a period of eighteen (18) months following the termination of employment, solicit, induce or attempt to solicit or induce any employee or consultant of Thomas Group to terminate his/her employment with Thomas Group and/or accept employment elsewhere.

            (d)  Mr. Hamann agrees that the scope of the restrictions in this section is reasonable and necessary to protect Thomas Group's business goodwill, Confidential Information and other legitimate business interests.

          7.2  Right to Work Product; Confidentiality.

          (a)  Thomas Group and Mr. Hamann each acknowledge that performance of this Agreement may result in the discovery, creation or development of inventions, combinations, methods, formulae, techniques, processes, improvements, software designs, computer programs, strategies, specific computer-related know-how, course materials, seminar materials, computer models, customer lists, data and original works of authorship (collectively, the "Work Product"). Mr. Hamann agrees that he will promptly and fully disclose to Thomas Group any and all Work Product generated, conceived, reduced to practice or learned by him, either solely or jointly with others, during his employment with Thomas Group, which in any way relates to the business of Thomas Group. Mr. Hamann further agrees that neither he, nor any party claiming through him will, other than in the performance of this Agreement, make use of or disclose to others any proprietary information relating to the Work Product.

          (b)  Mr. Hamann agrees that, whether or not the services performed by him under this Agreement are considered works made for hire or an employment to invent, all Work Product discovered, created or developed under this Agreement shall be and remain the sole property of Thomas Group and its assigns. Mr. Hamann agrees that Thomas Group shall have all copyright and patent rights with respect to any Work Product discovered, created, or developed under this Agreement without regard to the origin of the Work Product.

          (c)  Thomas Group agrees to provide Mr. Hamann with specialized knowledge and training regarding the business in which Thomas Group is involved, and to provide Mr. Hamann with initial and ongoing confidential information and trade secrets of Thomas Group ("Confidential Information"). For purposes of this Agreement, Confidential Information includes: information regarding the use and application of Total Cycle Time methodologies and other information and concepts developed by Thomas Group to improve the business processes of corporations and other organizations; software or other technology developed by Thomas Group and any research data or other documentation related to the development of such software/technology; client lists and prospects lists developed by Thomas Group; information regarding Thomas Group's clients which Mr. Hamann acquires as a result of employment with Thomas Group, including client contracts, work performed for clients, client contacts, client requirements and needs, data used by Thomas Group to formulate client bids, client financial information, and other information regarding the client's business; information related to Thomas Group's business, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of the Company; training materials developed by and utilized by Thomas Group; and any other information which Mr. Hamann acquired as a result of his employment with Thomas Group and which Mr. Hamann has a reasonable basis to believe Thomas Group would not want disclosed to a business competitor or to the general public.

          (d)  Mr. Hamann understands and acknowledges that such Confidential Information gives Thomas Group a competitive advantage over others who do not have this information, and that Thomas Group would be harmed if the Confidential Information were disclosed. Mr. Hamann agrees that he will hold all Confidential Information in trust and will not use the information for any purpose other than the benefit of Thomas Group, or disclose to any person or entity any Confidential Information except as necessary during Mr. Hamann's employment with Thomas Group to perform services on behalf of Thomas Group. Mr. Hamann will also take reasonable steps to safeguard such Confidential Information and prevent its disclosure to unauthorized persons.

        8.    General Provisions.

          8.1  Notices. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be personally delivered, sent via telecopy, or mailed, postage prepaid, certified or registered mail, or delivered by a nationally recognized express courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section 7.1):

Hamann:	John R. Hamann 4421 Caesar Lane Irving, TX 75038
Thomas Group:	Thomas Group, Inc. 5221 North O'Connor Boulevard Suite 500 Irving, TX 75039

Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received (i) on the day personally delivered or sent via telecopy, (ii) on the third day following the date mailed, or (iii) 24 hours after shipment by such courier service.

          8.2  Entire Agreement. This Agreement, together with the exhibits hereto, supersedes any and all other agreements, either oral or written between the parties hereto with respect to the employment of Mr. Hamann by Thomas Group, including the Employment Agreement, and contains all of the covenants and agreements between the parties with respect to such employment. Any modification of this Agreement will be effective only if it is in writing signed by each of the parties hereto.

          8.3  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

          8.4  Resolution of Certain Controversies. In the event of a breach of this Agreement by Mr. Hamann, Thomas Group shall be entitled to all appropriate equitable and legal relief, including, but not limited to: (a) injunction to enforce this Agreement or prevent conduct in violation of this Agreement; (b) damages incurred by Thomas Group as a result of the breach; and (c) attorneys' fees and costs incurred by Thomas Group in enforcing the terms of this Agreement. Additionally, any period or periods of breach of Section 7 of this Agreement shall not count toward the restrictive period, but shall instead be added to the restrictive period. In the event of any controversy or claim arising out of or related to the provisions concerning the use and protection of Confidential Information or the restrictive covenants, Thomas Group shall be entitled to seek equitable and other relief. In the event of any controversy or claim arising out of or related to the other provisions of this Agreement, the parties agree first to try in good faith to settle the dispute by non-binding mediation administered by the American Arbitration Association under its Commercial Mediation Rules. In the event that mediation does not resolve the dispute, such dispute shall be settled exclusively by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Dallas, Texas, and judgment may be entered in any court having jurisdiction thereof. Each party is responsible for its own attorneys' fees and costs of preparing for and presenting its case at the arbitration. However, Thomas Group shall pay the fee of the American Arbitration Association, the arbitration panel's fee, and costs associated with the facilities for the arbitration, and the arbitration panel shall not apportion these costs.

          8.5  Partial Invalidity. In the event any court of competent jurisdiction holds any provision of this Agreement to be invalid, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

          8.6  Reformation. In the event any court of competent jurisdiction holds any restrictions in this Agreement to be unreasonable and/or unenforceable as written, the court may reform the Agreement to make it enforceable, and the Agreement shall remain in full force and effect as reformed by the court.

          8.7  Binding Effect. This Agreement is for the sole and exclusive benefit of, and shall be binding upon Mr. Hamann, Thomas Group and any subsidiaries, affiliated companies, successors or assigns of Thomas Group. This Agreement is not assignable by Mr. Hamann.

          8.8  Amendments. Amendments to any section of this Agreement shall not be effective unless agreed to in writing by the parties to this Agreement. This Agreement, including this provision against oral modification, shall not be amended, modified or terminated except in a writing signed by each of the parties to this Agreement, and no waiver of any provision of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.

          8.9  Survival of Provisions. The covenants and obligations in Section 7 of this Agreement shall survive and continue in effect following the termination of this Agreement.

          8.10 Certain Tax Provisions. Mr. Hamann acknowledges and agrees that all payments and benefits which are required by applicable federal, state or local laws to be subject to withholding for income taxes, shall be so subject.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

HAMANN:
/s/ John R. Hamann John R. Hamann, individually
THOMAS GROUP, INC.
By:	/s/ James Taylor
Name:	James Taylor
Title:	Chief Financial Officer
Approved by:
By:	/s/ James E. Dykes
Name:	James E. Dykes
Title:	Chairman, Nominating, Corporate Governance and Compensation Committee

EXHIBIT "A"

Severance Compensation and Benefits

1.    A lump sum payment in cash, not later than twenty (20) days after the termination of Mr. Hamann's employment, in an amount equal to the total of (a) 1.5 times Mr. Hamann's then-current base compensation, plus (b) eighteen (18) months of incentive compensation at the target incentive compensation of 50% of base compensation.

2.    The unvested portion of any stock options granted to Mr. Hamann under the terms of the First Amended Employment Agreement, the Employment Agreement, or by the Compensation Committee shall become fully vested and immediately exercisable on the effective date of such termination and shall be exercisable for the maximum period specified in such options. The balance of the initial 300,000 stock options shall be granted and vested in the event of a change of control as defined in Mr. Hamann's First Amended Employment Agreement.

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  Exhibit 10.21
FIRST AMENDED EMPLOYMENT AGREEMENT